Exhibit 10.1

LOAN AGREEMENT

Between

ZIONS FIRST NATIONAL BANK
Lender

and

BLACK DIAMOND EQUIPMENT, LTD.
BLACK DIAMOND RETAIL, INC.
CLARUS CORPORATION
EVEREST/SAPPHIRE ACQUISITION, LLC
Co-Borrowers

Effective Date:  May 28, 2010

LOAN AGREEMENT

This Loan Agreement is made and entered into by and between Zions First National Bank, Black Diamond Equipment, Ltd., Black Diamond Retail, Inc., Clarus Corporation, and Everest/Sapphire Acquisition, LLC.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions

1.1           Definitions

Terms defined in the singular shall have the same meaning when used in the plural and vice versa.  As used herein, the term:

“Accounting Standards” means (i) in the case of financial statements and reports, conformity with generally accepted accounting principles fairly representing the financial condition as of the date thereof and the results of operations for the period or periods covered thereby, consistent in all material respects with other financial statements of that company previously delivered to Lender in connection with the Loan, and (ii) in the case of calculations, definitions, and covenants, generally accepted accounting principles consistent in all material respects with those used in the preparation of financial statements of Borrowers previously delivered to Lender.

“Assumption Agreement” means an agreement whereby a company which is the subject of a Permitted Acquisition agrees to become a Borrower and be bound by the terms and conditions of the Loan Documents, in substantially the form of Exhibit F.

“Banking Business Day” means any day not a Saturday, Sunday, legal holiday in the State of Utah, or day on which national banks in the State of Utah are authorized to close.

“BD Merger Agreement” means that certain Agreement and Plan of Merger dated May 7, 2010, by and among Clarus, Everest, BDEL, Sapphire Merger Corp., and Ed McCall as Stockholder’s representative of BDEL, a copy of which is attached hereto as Exhibit D.

“BD-Asia” means Black Diamond Equipment Asia Ltd., a company whose registered office is located in Guangdong, China.

“BDEL” means Black Diamond Equipment, Ltd., a corporation organized and existing under the laws of the State of Delaware.

“BDEAG” means Black Diamond Equipment AG, a limited company whose registered office is in Reinach, canton Basellandschaft, Switzerland.

“BD-Retail” means Black Diamond Retail, Inc., a corporation organized and existing under the laws of the State of Delaware.

“Borrowers” means BDEL, BD-Retail, Clarus, Everest, and any entities which execute and deliver a Substitute Promissory Note and Assumption Agreement in connection with a Permitted Acquisition to become obligated as a Borrower hereunder as provided in Section 5.17 Mergers, Consolidations, Acquisitions, Sale of Assets, or any of them, their successors, and, if permitted, assigns.

“Clarus” means Clarus Corporation, a corporation organized and existing under the laws of the State of Delaware.

“Consolidated Financial Statements” means the consolidated financial statements of Clarus and its Subsidiaries prepared in accordance with Accounting Standards.

“CS Loan” shall have the meaning set forth in Section 2.9 Payment of Prior Loans and Release of Liens and Security Interests.

“Debt” means, without duplication, (a) indebtedness or liability for borrowed money; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations as lessee under capital leases; (e) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (f) obligations under letters of credit; (g) obligations under acceptance facilities; (h) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any person or entity, or otherwise to assure a creditor against loss; and (i) obligations secured by any mortgage, deed of trust, lien, pledge, or security interest or other charge or encumbrance on property, whether or not the obligations have been assumed.

“EBITDA” means earnings (excluding extraordinary gains and losses realized other than in the ordinary course of business and excluding the sale or writedown of intangible or capital assets) before Interest Expense, Income Tax Expense, depreciation, amortization, other non-cash charges, LIFO conversion charges, Restructuring Expenses, and Transaction Expenses.

“Effective Date” shall mean the date the parties intend this Loan Agreement to become binding and enforceable, which is the date stated at the conclusion of this Loan Agreement.

“Environmental Condition” shall mean any condition involving or relating to Hazardous Materials and/or the environment affecting the Real Property, whether or not yet discovered, which is reasonably likely to or does result in any damage, loss, cost, expense, claim, demand, order, or liability to or against Borrowers or Lender by any third party (including, without limitation, any government entity), including, without limitation, any condition resulting from the operation of Borrowers’ business and/or operations in the vicinity of the Real Property and/or any activity or operation formerly conducted by any person or entity on or off the Real Property.

“Environmental Health and Safety Law” shall mean any legal requirement that requires or relates to:

a.           advising appropriate authorities, employees, or the public of intended or actual releases of Hazardous Materials, violations of discharge limits or other prohibitions, and of the commencement of activities, such as resource extraction or construction, that do or could have significant impact on the environment;

b.           preventing or reducing to acceptable levels the release of Hazardous Materials;

c.           reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

d.           assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of;

e.           protecting resources, species, or ecological amenities;

f.           use, storage, transportation, sale, or transfer of Hazardous Materials or other potentially harmful substances;

g.           cleaning up Hazardous Materials that have been released, preventing the threat of release, and/or paying the costs of such clean up or prevention; or

h.           making responsible parties pay for damages done to the health of others or the environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Event of Default” shall have the meaning set forth in Section 6.1 Events of Default.

“Everest” means Everest/Sapphire Acquisition, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“Existing Debt” means the existing debt of Borrowers and its Subsidiaries as set forth on Exhibit B attached hereto and incorporated hereby.

“Fiscal Year End” means December 31 for any year.

“GMP” means Gregory Mountain Products, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“GMP Closing” means the closing of the transactions contemplated by the GMP Merger Agreement.

“GMP Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 7, 2010, by and among Clarus, Everest, Everest Merger Corp., Gregory Mountain Products, Inc., Kanders GMP Holdings, LLC and Schiller Gregory Investment Company, LLC, a copy of which is attached hereto as Exhibit E.

“Hazardous Materials” means (i) “hazardous waste” as defined by the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et. seq.), including any future amendments thereto, and regulations promulgated thereunder, and as the term may be defined by any contemporary state counterpart to such act; (ii) “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et. seq.), including any future amendments thereto, and regulations promulgated thereunder, and as the term may be defined by any contemporary state counterpart of such act; (iii) asbestos; (iv) polychlorinated biphenyls; (v) underground or above ground storage tanks, whether empty or filled or partially filled with any substance; (vi) any substance the presence of which is or becomes prohibited by any federal, state, or local law, ordinance, rule, or regulation; and (vii) any substance which under any federal, state, or local law, ordinance, rule or regulation requires special handling or notification in its collection, storage, treatment, transportation, use or disposal.

“Income Tax Expense” means expenditures and accruals for federal and state income taxes and foreign income taxes, each determined in accordance with Accounting Standards.

“Intercompany Loans” means any loan or extension of credit from Borrowers or Subsidiaries to any Borrower or Subsidiary, now existing or in the future, including, without limitation, (i) that certain Intercompany Debt Agreement by and between BDEL and BD-Asia dated April 1, 2008, as amended by (a) the Amendment to Intercompany Debt Agreement dated January 22, 2009, increasing the revolving line of credit to five million dollars ($5,000,000.00), (b) the Amendment to Intercompany Debt Agreement dated January 22, 2009, extending the maturity date of the loan to April 1, 2010, (c) the Amendment to Intercompany Debt Agreement dated April 1, 2010, extending the maturity date of the loan to April 1, 2011, and (d) the Amended and Restated Intercompany Debt Agreement by and between BDEL and BD-Asia dated the date hereof (collectively, the “BD-Asia Intercompany Debt Agreement”); and (ii) that certain Intercompany Debt Agreement by and between BDEL and BDEAG dated the date hereof.

“Interest Expense” means expenditures and accruals for interest determined in accordance with Accounting Standards.

“Interest Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Borrowers and Lender and/or affiliates of Lender which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, equity or equity transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, including but not limited to the ISDA Master Agreement and Schedule thereto, both dated as of August 31, 2005, and the Confirmation (as such term is defined in the ISDA Master Agreement) between Lender, BDEL and BD-Retail executed in connection with an interest rate derivative transaction in the notional amount of four million dollars ($4,000,000.00) dated on or about September 14, 2005 and that certain Foreign Exchange Agreement by and between BDEL and California Bank & Trust dated July 31, 2009.

“Lender” means Zions First National Bank, its successors, and assigns.

“Loan” means the loan to be made pursuant to Section 2 Loan Description.

“Loan Agreement” means this agreement, together with any exhibits, amendments, addendums and modifications.

“Loan Documents” means the Loan Agreement, Promissory Note, all other agreements and documents contemplated by any of the aforesaid documents, and all amendments, modifications, addendums, and replacements, whether presently existing or created in the future.

“Loan Hold Back” means ten million dollars ($10,000,000.00) of the Loan which will be held back and not available for disbursement except upon fulfillment of the conditions set forth in Section 2.6 Loan Hold Back.

“Loan Hold Back Termination Event” shall have the meaning set forth in Section 2.1 Amount of Loan.

“Material Adverse Effect” means a material adverse effect on Borrowers’ financial condition, conduct of its business, or ability to perform its obligations under the Loan Documents.

“Organizational Documents” means, in the case of a corporation, its Articles of Incorporation or Certificate of Incorporation and By-Laws; in the case of a general partnership, its Articles of Partnership; in the case of a limited partnership, its Articles of Limited Partnership; in the case of a limited liability company, its Articles of Organization or Certificate of Formation and Operating Agreement or Regulations, if any; in the case of a limited liability partnership, its Articles of Limited Liability Partnership; and all amendments, modifications, and changes to any of the foregoing which are currently in effect.

“Permitted Acquisitions” shall have the meaning set forth in Section 5.17 Mergers, Consolidations, Acquisitions, Sale of Assets.

“Permitted Business” means any business in which the Borrowers are currently engaged or any other business in the outdoor recreation industry, including without limitation, climbing, hiking, skiing and camping products, and any business reasonably similar, ancillary, related or complementary thereto, or a reasonable extension, development or expansion thereof.

“Prior Loans” shall have the meaning set forth in Section 2.9 Payment of Prior Loans and Release of Liens and Security Interests.

“Prior Zions Loan” shall have the meaning set forth in Section 2.9 Payment of Prior Loans and Release of Liens and Security Interests.

“Promissory Note” means the Promissory Note to be executed by Borrowers pursuant to Section 2.3 Promissory Note in the form of Exhibit A hereto, which is incorporated herein by reference, any Substitute Promissory Note, and any and all renewals, extensions, modifications, and replacements thereof.

“Real Property” means any and all real property or improvements thereon owned or leased by Borrowers or in which Borrowers have any other interest of any nature whatsoever.

“Responsible Officer” means, with respect to any Borrower, the chairman, vice chairman, chief executive officer, chief financial officer, vice president, treasurer or controller of such Borrower.

“Restructuring Expenses” means those non-recurring expenses not to exceed (other than in respect to non-cash expenses) a cumulative amount of one million five hundred thousand dollars ($1,500,000.00) in the aggregate that are associated with the restructuring, consolidation and integration of the operations of Clarus, BDEL, BD-Retail, BD-Asia, BDEAG, Everest, and GMP, and any future Permitted Acquisitions, including, but not limited to, relocation expenses, lease breakage fees and cash severance payments made in connection with Permitted Acquisitions.

“Senior Net Debt” means Debt minus cash on hand, cash equivalents, marketable securities, and Subordinated Debt.

“Subordinated Debt” means those certain 5% Unsecured Subordinated Notes not to exceed an aggregate amount of up to twenty-three million dollars ($23,000,000.00), to be executed by Clarus: (i) at the GMP Closing in favor of Kanders GMP Holdings, LLC and Schiller Gregory Investment Company, LLC; and (ii) at or after the GMP Closing in favor of the following individuals: (a) Jim BoisD’Enghien, (b) John Sears, (c) Dion Goldsworthy, (d) Wayne Gregory, and (e) Jason Dunlap.

“Subsidiaries” means any existing or future domestic or foreign corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by any Borrower, or the management of which is otherwise controlled by any Borrower, directly, or indirectly through one or more intermediaries, including, without limitation, BDEAG and BD-Asia.

“Substitute Promissory Note” means a modified Promissory Note executed by all Borrowers and any future Subsidiary of Borrowers, modified to add the new Subsidiary as a Borrower.

“Trailing Twelve Month” means the twelve (12) calendar month period immediately preceding the date of calculation.

“Transaction Expenses” means (i) reasonable and customary costs and fees paid or accrued in connection with the closing of the BD Merger Agreement, GMP Merger Agreement, and the Loan Documents, and (ii) reasonable and customary costs and fees paid or accrued in connection with the closing of future Permitted Acquisitions, including in the case of (i) and (ii) above, all legal accounting, banking and underwriting fees and expenses, commissions, discounts and other issuance expenses.

2.	Loan Description

2.1           Amount of Loan

Upon fulfillment of all conditions precedent set forth in this Loan Agreement, and so long as no Event of Default exists which has not been waived or timely cured, and no other breach has occurred which has not been waived or timely cured under the Loan Documents, Lender agrees to loan Borrowers up to thirty-five million dollars ($35,000,000.00).  Twenty-five million dollars ($25,000,000.00) of the Loan is available for immediate disbursement.  The remaining ten million dollars ($10,000,000.00) constitutes the Loan Hold Back and will be available for disbursement only upon satisfaction of the terms and conditions provided in Section 2.6 Loan Hold Back.  However, the Loan Hold Back shall no longer be available for disbursement after a Responsible Officer of Clarus provides written notice to Lender that (i) the GMP Closing has not occurred, and (ii) Clarus elects to reduce the Loan by ten million dollars ($10,000,000.00) representing the amount of the Loan Hold Back (“Loan Hold Back Termination Event”).

2.2           Nature and Duration of Loan

The Loan shall be payable in full upon the date and upon the terms and conditions provided in the Promissory Note.  Lender and Borrowers intend the Loan to be in the nature of a line of credit under which Borrowers may repeatedly draw funds on a revolving basis in accordance with the terms and conditions of this Loan Agreement and the Promissory Note.  The right of Borrowers to draw funds and the obligation of Lender to advance funds shall not accrue until all of the conditions set forth in Section 3 Conditions to Loan Disbursements have been fully satisfied, and shall terminate upon the earlier of: (a) upon occurrence of an Event of Default or (b) upon maturity of the Promissory Note, unless the Promissory Note is renewed or extended by Lender in which case such termination shall occur upon the maturity of the final renewal or extension of the Promissory Note.  Upon such termination, any and all amounts owing to Lender pursuant to the Promissory Note and this Loan Agreement shall thereupon be due and payable in full.

Borrowers may request that Lender or Lender’s affiliates issue letters of credit against the Promissory Note.  All requests for issuance of letters of credit shall be subject to approval of Lender.  Borrowers shall pay all fees and charges for issuance of letters of credit customarily charged by Lender, except stand-by letters of credit shall be subject to an additional upfront fee as follows:  (i) three and five-tenth percent (3.5%) per annum at all times that Borrowers’ Senior Net Debt to Trailing Twelve Month EBITDA ratio is greater than or equal to two and five-tenths (2.5); and (ii) two and seventy-five hundredths percent (2.75%) per annum at all times that Borrowers’ Senior Net Debt to Trailing Twelve Month EBITDA ratio is less than two and five-tenths (2.5).

Upon issuance of a letter of credit against the Promissory Note, an amount of the Promissory Note equal to the amount of the letter of credit shall be frozen and unavailable for disbursement upon request of Borrowers so long as the letter of credit is outstanding.  Upon payment by Lender of any drawing on any letter of credit issued against the Promissory Note, Lender may remove the aforesaid freeze and disburse funds under the Promissory Note to reimburse Lender for the amount of the drawing.

2.3           Consideration Among Co-Borrowers

The transactions evidenced by the Loan Documents are in the best interests of Borrowers, including non-Borrower Subsidiaries, and creditors of Borrowers, including non-Borrower Subsidiaries.  Borrowers and non-Borrower Subsidiaries are a single integrated financial enterprise and each of the Borrowers and non-Borrower Subsidiaries receives a substantial benefit from the availability of credit under the Loan Documents.  Borrowers and non-Borrower Subsidiaries would not be able to obtain financing in the amounts or upon terms as favorable as provided in the Loan Documents on an individual basis.  The Loan will enable each of the Borrowers and non-Borrower Subsidiaries to operate their business more efficiently, more profitably, and to expand their businesses.  The direct and indirect benefits that inure to each of the Borrowers and non-Borrower Subsidiaries by entering into the Loan Documents constitute substantially more than “reasonable equivalent value” (as such term is used in § 548 of the United States Bankruptcy Code) and “valuable consideration”, “fair value”, and “fair consideration” (as such terms are used in state fraudulent transfer law).

2.4           Promissory Note

The Loan shall be evidenced by the Promissory Note.  The Promissory Note shall be executed and delivered to Lender upon execution and delivery of this Loan Agreement.

2.5           Notice and Manner of Borrowing

Requests for advances on the Promissory Note shall be given in writing or orally no later than 1:00 p.m. Mountain Time of the Banking Business Day on which the advance is to be made.

Disbursements under the Loan may be made upon request by any of the Borrowers without further approval or authorization from the other Borrowers.  Each Borrower hereby authorizes and ratifies all such requests by the other Borrowers.  Disbursements under the Loan may be made automatically pursuant to a cash manager program linked to one or more depository accounts of any of the Borrowers.

2.6           Loan Hold Back

The Loan Hold Back shall not be available for disbursement unless and until all of the following conditions have been met:  (i) No Event of Default or event which, with the giving of notice or passage of time or both, would become an Event of Default has occurred which has not been waived or timely cured; (ii) the acquisition of GMP has been completed upon substantially the terms set forth in the GMP Merger Agreement, and copies of the executed merger documentation having been received by Lender; (iii) GMP has executed an Assumption Agreement; (iv) all Borrowers have executed a Substitute Promissory Note; and (v) Lender has received executed subordination agreements concerning the Subordinated Debt from Schiller Gregory Investment Company and Kanders GMP Holdings, LLC.

2.7           Funding Fee

Upon execution and delivery of this Loan Agreement, Borrowers shall pay Lender a funding fee of ten thousand dollars ($10,000.00).  No portion of such fee shall be refunded in the event of early termination of this Loan Agreement or any termination or reduction of the right of Borrowers to request advances under this Loan Agreement.  Lender is authorized and directed upon execution of this Loan Agreement and fulfillment of all conditions precedent hereunder, to disburse a sufficient amount of the Loan proceeds to pay the loan fee in full.

2.8           Unused Commitment Fee

Borrowers shall pay to Lender an unused commitment fee for the Loan for so long as this Loan Agreement is in effect.  The unused commitment fee shall be the unused portion of the Loan (including the Loan Hold Back until the occurrence of the Loan Hold Back Termination Event, at which time the Loan Hold Back shall not be included in the unused portion of the Loan), calculated on the average unused portion of the Loan each calendar month, multiplied by the following applicable rate: (i) six tenths percent (0.6%) per annum, at all times that Borrowers’ ratio of consolidated Senior Net Debt to Trailing Twelve Month EBITDA is greater than or equal to two and five-tenths (2.5), and (ii) four and five-hundredths percent (0.45%) per annum, at all times that Borrowers’ ratio of consolidated Senior Net Debt to Trailing Twelve Month EBITDA is less than two and five-tenths (2.5).  Letters of credit issued hereunder which are outstanding shall be considered usage in the calculation of the unused commitment fee.

The unused commitment fee shall be calculated, adjusted and payable on a quarterly basis.

2.9           Payment of Prior Loans and Release of Liens and Security Interests

This Loan succeeds and replaces the loan evidenced by that certain Promissory Note (Revolving Line of Credit) dated August 28, 2009 executed by BDEL and BD-Retail in favor of Lender in the original principal amount of thirty million dollars ($30,000,000.00) (the “Prior Zions Loan”).  The proceeds of this Loan shall also pay off that unsecured loan from Credit Suisse with a borrowing limit of CHF 4,000,000 (the “CS Loan”) (collectively, the Prior Zions Loan and CS Loan are the “Prior Loans”).  Lender is authorized and directed to disburse a sufficient amount of the funds pursuant to the Promissory Note to pay all obligations owing on the Prior Loans pursuant to payoff letters or disbursement instructions provided to Borrowers in connection with each of the Prior Loans.

Upon Lender’s receipt of payment in full for the Prior Zions Loan, Lender shall (a) release all security interests, liens, and assignments securing the Prior Zions Loan, including termination of all UCC Financing Statements, (b) return to BDEL of the original stock certificates and the Intercompany Debt Agreement and its amendments in Lender’s possession, and (c) record a deed of reconveyance for the Trust Deed against the real property of BDEL located at 2084 East 3900 South, Salt Lake City, Utah 84124.

3.	Conditions to Loan Disbursements

3.1           Conditions to Loan Disbursements

Lender’s obligation to make disbursements of the Loan is expressly subject to, and shall not arise until all of the conditions set forth below have been satisfied.  All of the documents referred to below must be in a form and substance acceptable to Lender.

a.           All of the Loan Documents and all other documents contemplated to be delivered to Lender prior to funding have been fully executed and delivered to Lender.

b.           All other conditions precedent provided in or contemplated by the Loan Documents or any other agreement or document have been performed.

c.           As of the date of disbursement of all or any portion of the Loan, the following shall be true and correct:  (i) all representations and warranties made by Borrowers in the Loan Documents are true and correct in all material respects as of the date of such disbursement; and (ii) no Event of Default has occurred which has not been waived or timely cured and no conditions exist and no event has occurred, which, with the passage of time or the giving of notice, or both, would constitute an Event of Default.

d.           The transaction contemplated by the BD Merger Agreement has been, or simultaneously with funding of the Loan, will be completed and closed upon substantially the terms set forth in the BD Merger Agreement and Lender has received a Borrowers’ certificate from Clarus, BDEL and Everest confirming such closing.

All conditions precedent set forth in this Loan Agreement and any of the Loan Documents are for the sole benefit of Lender and may be waived unilaterally by Lender.

3.2           No Default, Adverse Change, False or Misleading Statement

Lender’s obligation to advance any funds at any time pursuant to this Loan Agreement and the Promissory Note shall, at Lender’s sole discretion, terminate upon the occurrence of any Event of Default, any event which could have a Material Adverse Effect, or upon the reasonable determination by Lender that any of Borrowers’ representations made in any of the Loan Documents were false in any material respects or materially misleading when made.  Upon the exercise of such discretion, Lender shall be relieved of all further obligations under the Loan Documents.

4.	Representations and Warranties

4.1           Organization and Qualification

BDEL represents and warrants that it is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and that it is qualified and in good standing as a foreign corporation in the State of Utah under the name Black Diamond Equipment, Ltd.

BD-Retail represents and warrants that it is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and that it is qualified and in good standing as a foreign corporation in the State of Utah.

Clarus represents and warrants that it is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and that it is qualified and in good standing as a foreign corporation in the States of Connecticut and Utah.

Everest represents and warrants that it is a limited liability company duly organized and existing in good standing under the laws of the State of Delaware, and that it is qualified and in good standing as a foreign corporation in the State of Utah.

Each Borrower represents and warrants that it is duly qualified to do business in each jurisdiction where the conduct of its business requires qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect on Clarus and its Subsidiaries, taken as a whole.

Each Borrower represents and warrants that it has the full power and authority to own its property and to conduct the business in which it engages and to enter into and perform its obligations under the Loan Documents.

Each Borrower represents and warrants that it has delivered to Lender or Lender’s counsel accurate and complete copies of such Borrower’s Organizational Documents which are operative and in effect as of the Effective Date.

4.2           Authorization

Borrowers represent and warrant that the execution, delivery, and performance by Borrowers of the Loan Documents has been duly authorized by all necessary action on the part of Borrowers and do not violate the Borrowers’ Organizational Documents or any resolution of the Board of Directors or similar body of Borrowers, do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract, or other instrument to which Borrowers are a party or by which they are bound, and that upon execution and delivery thereof, the Loan Documents will constitute legal, valid, and binding agreements and obligations of Borrowers, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law.

4.3           Corporate Relationships

Borrowers represent and warrant that as of the Effective Date (i) BDEL owns all of the issued and outstanding stock of all classes of BD-Retail, BDEAG and BD-Asia, (ii) Everest is a wholly owned subsidiary of Clarus; and (iii) BDEL is a wholly owned subsidiary of Everest.  GMP will be a wholly owned subsidiary of Everest upon the GMP Closing.

4.4           No Governmental Approval Necessary

Borrowers represent and warrant that no consent by, approval of, giving of notice to, registration with, or taking of any other action with respect to or by any federal, state, or local governmental authority or organization is required for Borrowers’ execution, delivery, or performance of the Loan Documents, except where any failure to so obtain such consent or approval or take any other action could not reasonably be expected to have a Material Adverse Effect.

4.5           Accuracy of Financial Statements

Borrowers represent and warrant that all of the audited consolidated financial statements of BDEL and its Subsidiaries for the years ended June 30, 2008 and 2009 have been prepared in accordance with Accounting Standards, except as set forth on Schedule 4.5.

Borrowers represent and warrant that all of the unaudited financial statements heretofore delivered to Lender in connection with this Loan fairly present in all material respects Borrowers’ financial condition as of the date thereof and the results of Borrowers’ operations for the period or periods covered thereby and are consistent in all material respects with other financial statements previously delivered to Lender.

Borrowers represent and warrant that since the dates of the most recent audited and unaudited financial statements delivered to Lender, there has been no event which would have a Material Adverse Effect on its financial condition.

Borrowers represent and warrant that the management financial projections attached hereto as Exhibit G and all of their pro forma financial statements heretofore delivered to Lender have been prepared consistently with Borrowers’ actual financial statements and fairly present in all material respects Borrowers’ anticipated financial condition and the anticipated results of Borrowers’ operation for the period or periods covered thereby.

4.6           No Pending or Threatened Litigation

Borrowers represent and warrant that, except as set forth on Schedule 4.6, there are no actions, suits, or proceedings pending or, to Borrowers’ knowledge, threatened against or affecting Borrowers in any court or before any governmental commission, board, or authority which, if adversely determined, would have a Material Adverse Effect.

4.7           Full and Accurate Disclosure

Borrowers represent and warrant that this Loan Agreement, the financial statements referred to herein and any loan application submitted to Lender, and all other statements furnished by Borrowers to Lender in connection herewith contain no untrue statement of a material fact and omit no material fact necessary to make the statements contained therein or herein not misleading in any material respect.  Borrowers represent and warrant that it has not failed to disclose, by submission of the Schedules to the BD Merger Agreement and the Schedules to the GMP Merger Agreement, or otherwise in writing to Lender any fact that would have a Material Adverse Effect.

4.8           Compliance with ERISA

Borrowers represent and warrant that Borrowers are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, and the regulations and published interpretations thereunder.  Neither a Reportable Event as set forth in Section 4043 of ERISA or the regulations thereunder (“Reportable Event”) nor a prohibited transaction as set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, has occurred and is continuing with respect to any employee benefit plan established, maintained, or to which contributions have been made by Borrowers or any trade or business (whether or not incorporated) which together with Borrowers would be treated as a single employer under Section 4001 of ERISA (“ERISA Affiliate”) for its employees which is covered by Title I or Title IV of ERISA (“Plan”); no notice of intent to terminate a Plan has been filed nor has any Plan been terminated which is subject to Title IV of ERISA; no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the Pension Benefit Guaranty Corporation (“PBGC”) to institute proceedings to terminate, or appoint a trustee to administer a Plan, nor has the PBGC instituted any such proceedings; neither Borrowers nor any ERISA Affiliate has completely or partially withdrawn under Section 4201 or 4204 of ERISA from any Plan described in Section 4001(a)(3) of ERISA which covers employees of Borrowers or any ERISA Affiliate (“Multi-employer Plan”); Borrowers and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan assets equals or exceeds the present value of all vested benefits under or all claims reasonably anticipated against each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder and the applicable statements of the Financial Accounting Standards Board (“FASB”) for calculating the potential liability of Borrowers or any ERISA Affiliate under any Plan; neither Borrowers nor any ERISA Affiliate has incurred any liability to the PBGC (except payment of premiums, which is current) under ERISA.

Borrowers, each ERISA Affiliate and each group health plan (as defined in ERISA Section 733) sponsored by Borrowers and each ERISA Affiliate, or in which Borrowers or any ERISA Affiliate is a participating employer, are in material compliance with, have satisfied and continue to satisfy (to the extent applicable) all requirements for continuation of group health coverage under Section 4980B of the Internal Revenue Code and Sections 601 et seq. of ERISA, and are in compliance with, have satisfied and continue to satisfy Part 7 of ERISA and all corresponding and similar state laws relating to portability, access and renewability of group health benefits and other requirements included in Part 7.

4.9           Compliance with USA Patriot Act

Borrowers represent and warrant that they are not subject to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrowers or from otherwise conducting business with Borrowers.

4.10         Compliance with All Other Applicable Law

Borrowers represent and warrant that, except as set forth on Schedule 4.10, they have complied in all material respects with all applicable statutes, rules, regulations, orders, and restrictions of any domestic or foreign government, or any instrumentality or agency thereof having jurisdiction over the conduct of Borrowers’ business or the ownership of its properties, the failure to comply with which could reasonably be expected to have a Material Adverse Effect on Clarus and its Subsidiaries, taken as a whole.

4.11         Environmental Representations and Warranties

Borrowers represent and warrant that, except as set forth on Schedule 4.11, no Hazardous Materials are now located on, in, or under the Real Property, nor is there any Environmental Condition on, in, or under the Real Property and neither Borrowers nor, to Borrowers’ knowledge, after due inquiry and investigation, any other person has ever caused or permitted any Hazardous Materials to be placed, held, used, stored, released, generated, located or disposed of on, in or under the Real Property, or any part thereof, nor caused or allowed an Environmental Condition to exist on, in or under the Real Property, except in the ordinary course of Borrowers’ business under conditions that are generally recognized to be appropriate and safe and that are in compliance with all applicable Environmental Health and Safety Laws.  Borrowers further represent and warrant that no investigation, administrative order, consent order and agreement, litigation or settlement with respect to Hazardous Materials and/or an Environmental Condition is proposed, threatened, anticipated or in existence with respect to the Real Property.

4.12         Operation of Business

Borrowers represent and warrant that, except as set forth on Schedule 4.12, Borrowers possess all material licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and Borrowers are not in violation of any valid rights of others which would have a Material Adverse Effect on Borrowers with respect to any of the foregoing.

4.13         Payment of Taxes

Borrowers represent and warrant that Borrowers have filed all material tax returns (federal, state, and local) required to be filed and have paid all material taxes, assessments, and governmental charges and levies, including interest and penalties, on Borrowers’ assets, business and income, except such as are being contested in good faith by proper proceedings and as to which adequate reserves are maintained.

4.14         Solvency

Borrowers represent and warrant that immediately before and immediately after the closing of the BD Merger Agreement and of the GMP Merger Agreement, the parties to each agreement are solvent and able to pay their debts as the debts become due.

5.	Borrowers’ Covenants

Borrowers make the following agreements and covenants, which shall continue so long as this Loan Agreement is in effect and so long as Borrowers are indebted to Lender for obligations arising out of, identified in, or contemplated by this Loan Agreement.

5.1           Use of Proceeds

Borrowers shall use the proceeds of the Loan for general corporate purposes, including funds for working capital, capital expenditures, loans and/or investments in wholly-owned foreign Subsidiaries, the issuance of letters of credit and Permitted Acquisitions, including the transactions contemplated by the BD Merger Agreement and GMP Merger Agreement.

Borrowers shall not, directly or indirectly, use any of the proceeds of the Loan for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or to extend credit to any person or entity for the purpose of purchasing or carrying any such margin stock or for any purpose which violates, or is inconsistent with, Regulation X of said Board of Governors, or for any other purpose not permitted by Section 7 of the Securities Exchange Act of 1934, as amended, or by any of the rules and regulations respecting the extension of credit promulgated thereunder.

5.2           Continued Compliance with ERISA

Borrowers covenant that, with respect to all Plans (as defined in Section 4.8 Compliance with ERISA) which Borrowers or any ERISA Affiliate currently maintains or to which Borrowers or any ERISA Affiliate is a sponsoring or participating employer, fiduciary, party in interest or disqualified person or which Borrowers or any ERISA Affiliate may hereafter adopt, Borrowers and each ERISA Affiliate shall continue to comply in all material respects with all applicable provisions of the Internal Revenue Code and ERISA and with all representations made in Section 4.8 Compliance with ERISA, including, without limitation, conformance with all notice and reporting requirements, funding standards, prohibited transaction rules, multi-employer plan rules, necessary reserve requirements, and health care continuation, coverage and portability requirements, except where the failure to so comply would not have a Material Adverse Effect on Clarus and its Subsidiaries, taken as a whole.

5.3           Continued Compliance with USA Patriot Act

Borrowers shall (a) not be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrowers or from otherwise conducting business with Borrowers, and (b) provide documentary and other evidence of Borrowers’ identity as may reasonably be requested by Lender at any time to enable Lender to verify Borrowers’ identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

5.4           Continued Compliance with Applicable Law

Borrowers shall conduct their business in a lawful manner and in material compliance with all applicable federal, state, and local laws, ordinances, rules, regulations, and orders; shall maintain in good standing all licenses and organizational or other qualifications reasonably necessary to its business and existence; and shall not engage in any business not authorized by and not in accordance with its Organizational Documents and other governing documents.

5.5           Prior Consent for Amendment or Change

Except as set forth in Schedule 5.5 or changes that would not have any adverse effect on Lender, Borrowers shall not modify, amend, waive, or otherwise alter, or fail to enforce, their Organizational Documents or other governing documents without Lender’s prior written consent.

5.6           Payment of Taxes and Obligations

Borrowers shall pay when due all material taxes, assessments, and governmental charges and levies on Borrowers’ assets, business, and income, and all material obligations of Borrowers of whatever nature, except such as are being contested in good faith by proper proceedings and as to which adequate reserves are maintained.

5.7           Financial Statements and Reports

Borrowers shall provide Lender with such financial statements and reports concerning Borrowers and Subsidiaries as Lender may reasonably request.  Audited financial statements and reports shall be prepared in accordance with Accounting Standards.  Unaudited financial statements and reports shall fairly present in all material respects Borrowers’ financial condition as of the date thereof and the results of Borrowers’ operations for the period or periods covered thereby and shall be consistent in all material respects with other financial statements previously delivered to Lender in connection with this Loan.

Until requested otherwise by Lender, Borrowers shall provide the following financial statements and reports to Lender:

a.           Annual audited Consolidated Financial Statements for each fiscal year of Clarus, together with an annual budget for the upcoming fiscal year, to be delivered to Lender within one hundred five (105) days of such Fiscal Year End.  Borrowers shall also submit to Lender copies of any management letters or other reports submitted by independent certified public accountants in connection with the examination of the financial statements of Borrowers made by such accountants.

b.           Quarterly Consolidated Financial Statements for each fiscal quarter of Clarus, to be delivered within forty-five (45) days of the end of the fiscal quarter.  The quarterly financial statements shall include a certification by a Responsible Officer of Clarus that the quarterly financial statements fairly represent Borrowers’ financial condition in all material respects as of the date thereof and the results of the operations of the period covered thereby and are consistent, except as disclosed in the footnotes thereto, in all material respects with other financial statements previously delivered to Lender.

c.           Together with each of the annual and quarterly Consolidated Financial Statements required to be delivered pursuant to the provisions of paragraphs (a) and (b) above, Borrowers shall submit to Lender a compliance certificate in a form reasonably acceptable to Lender certifying that Borrowers are in compliance with all terms and conditions of this Loan Agreement, including compliance with the financial covenants provided in Section 5.14 Financial Covenants.  The compliance certificate shall include the data and calculations supporting all financial covenants, whether in compliance or not, and shall be signed by a Responsible Officer of Clarus.

5.8           Insurance

Borrowers shall maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

5.9           Inspection

Borrowers shall at any reasonable time during normal business hours and from time to time permit Lender or any representative of Lender to examine and make copies of and abstracts from the records and books of account of, and visit and inspect the properties and assets of, Borrowers, and to discuss the affairs, finances, and accounts of Borrowers with any of Borrowers’ officers and directors and with Borrowers’ independent accountants.

5.10         Operation of Business

Borrowers shall maintain all material licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary in the operation of their business.  Borrowers shall continue to engage in a Permitted Business.

5.11         Maintenance of Records and Properties

Borrowers shall keep adequate records and books of account in which complete entries will be made in accordance with Accounting Standards.  Borrowers shall maintain, keep and preserve all of their material properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

5.12         Notice of Claims

Borrowers shall promptly notify Lender in writing of all actions, suits or proceedings filed against or affecting Borrowers in any court or before any governmental commission, board, or authority which, if adversely determined, would have a Material Adverse Effect.

5.13         Environmental Covenants

Borrowers covenant that they will:

a.           Not permit the presence, use, disposal, storage or release of any Hazardous Materials on, in, or under the Real Property, except in the ordinary course of Borrowers’ business under conditions that are generally recognized to be appropriate and safe and that are in compliance with all applicable Environmental Health and Safety Laws.

b.           Not permit any substance, activity or Environmental Condition on, in, under or affecting the Real Property which is in violation of any Environmental Health and Safety Laws.

c.           Comply in all material respects with the provisions of all Environmental Health and Safety Laws.

d.           Notify Lender promptly of any discharge of Hazardous Materials, Environmental Condition, or environmental complaint or notice received from any governmental agency or any other party.

e.           Upon any discharge of Hazardous Materials or upon the occurrence of any Environmental Condition, immediately contain and remediate the same in compliance with all Environmental Health and Safety Laws, promptly pay any fine or penalty assessed in connection therewith, and immediately notify Lender of such events.

f.           Permit Lender to inspect the Real Property for Hazardous Materials and Environmental Conditions, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto.

g.           From time to time upon Lender’s request, and at Borrowers’ expense, provide a Phase 1 report (including all validated and unvalidated data generated for such reports) of a qualified independent environmental engineer reasonably acceptable to Lender, reasonably satisfactory to Lender in scope, form, and content, and provide to Lender such other and further assurances reasonably satisfactory to Lender, that Borrowers are in compliance with these covenants concerning Hazardous Materials and Environmental Conditions, and that any past violation thereof has been corrected in compliance with all applicable Environmental Health and Safety Laws.

h.           Immediately advise Lender of any additional, supplemental, new, or other information concerning any Hazardous Materials or Environmental Conditions relating to the Real Property.

5.14        Financial Covenants

Except as otherwise provided herein, each of the accounting terms used in this Section 5.14 shall have the meanings used in accordance with Accounting Standards.  Each of the financial covenants listed below shall be tested on a quarterly basis.

a.           Minimum EBITDA.  Clarus and its Subsidiaries, on a consolidated basis, measured quarterly, shall maintain Trailing Twelve Month EBITDA as follows:

(i)           Until the GMP Closing, commencing on the Effective Date and through December 31, 2010, not less than six million dollars ($6,000,000.00); plus one million dollars ($1,000,000.00) per year, commencing on March 31, 2011 and on each March 31 thereafter.

(ii)           After the GMP Closing, not less than eight  million dollars ($8,000,000.00); plus one million dollars ($1,000,000.00) per year, commencing on March 31, 2011 and on each March 31 thereafter

EBITDA shall be adjusted on a pro forma basis for future Permitted Acquisitions, such adjustments to be subject to approval by Lender.  For purposes of calculating Trailing Twelve Month EBITDA, the maximum amount of EBITDA  loss for Clarus (on a stand alone basis) prior to the Effective Date shall be deemed to be two hundred eight thousand three hundred thirty-three dollars and thirty-three cents ($208,333.33) for each month before the Effective Date for purposes of determining the applicable Trailing Twelve Month EBITDA calculation (or two million five hundred thousand dollars ($2,500,000.00) for the entire twelve (12) month period immediately prior to the Effective Date).

b.           Tangible Net Worth.  Clarus and its Subsidiaries will maintain at all times, on a consolidated basis, a tangible net worth, measured quarterly, as follows:

(i)           If the GMP Closing occurs prior to June 30, 2010, then commencing on June 30, 2010 and through March 31, 2011, not less than ninety percent (90%) of actual tangible net worth on June 30, 2010, plus an increase of one million dollars ($1,000,000.00) per year, commencing on March 31, 2011 and on each March 31 thereafter.

(ii)           If the GMP Closing occurs after June 30, 2010, commencing on the last day of the quarterly period in which the GMP Closing occurs, and through March 31, 2011, not less than ninety percent (90%) of actual tangible net worth on such quarterly period end, plus an increase of one million dollars ($1,000,000.00) per year, commencing on March 31, 2011 and on each March 31 thereafter.

Tangible net worth means the excess of total assets over total liabilities, excluding, however, from the determination of total assets all assets which would be classified as intangible assets under generally accepted accounting principles, including, without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises.

c.           Asset Coverage.  Borrowers shall at all times maintain a positive amount of Asset Coverage.  Asset Coverage shall be adjusted on a pro forma basis for future Permitted Acquisitions, such adjustments to be subject to approval by Lender.

Asset Coverage means seventy-five percent (75%) of the sum of the net book value (as determined by Lender) of the accounts receivable, inventory and property, plant and equipment, less Total Senior Net Liabilities of Clarus and its Subsidiaries on a consolidated basis, as reflected on Clarus’ financial statements.

Total Senior Net Liabilities means total liabilities minus cash on hand and cash equivalents, marketable securities, Subordinated Debt and deferred tax liabilities.

5.15         Negative Pledge

Borrowers will not, and will not allow any Subsidiary to, create, incur, assume, or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, hypothecation, assignment, deposit arrangement, or other preferential arrangement, charge, or encumbrance (including, without limitation, any conditional sale, other title retention agreement, or finance lease) of any nature, upon or with respect to any of its domestic or foreign properties or assets, now owned or hereafter acquired, or sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement under which Borrowers appears as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement, except (a) those contemplated by this Loan Agreement; (b) liens arising in the ordinary course of business (such as liens of carriers, warehousemen, mechanics, repairmen, and materialmen) and other similar liens imposed by law for sums not yet due and payable or, if due and payable, those being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with Accounting Standards; (c) easements, rights of way, restrictions, minor defects or irregularities in title or other similar liens which alone or in the aggregate do not interfere in any material way with the ordinary conduct of the business of Borrowers; (d) liens for taxes and assessments not yet due and payable or, if due and payable, those being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with Accounting Standards; (e) Permitted Liens set forth on Schedule 5.15 hereto; (f) liens securing Debt not to exceed an aggregate outstanding amount of three million dollars ($3,000,000.00), except as authorized by prior written consent of Lender; (g) pledges or deposits in the ordinary course of business in connection with workers’ compensation, employment and unemployment insurance and other social security legislation, other than any lien imposed by ERISA; (h) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, or arising as a result of process payments under government contracts to the extent required or imposed by applicable laws, all to the extent incurred in the ordinary course of business; and (i) liens granted by a Borrower in favor of a licensor under any intellectual property license agreement entered into by such Borrower, as licensee, in the ordinary course of such Borrower’s business; provided, that such liens do not encumber any property other than the intellectual property licensed by such Borrower pursuant to the applicable license agreement and the property manufactured or sold by such Borrower utilizing such intellectual property.

Borrowers will not, and will not allow any Subsidiary to, enter into any agreement with any third party (each a “Negative Pledge”) whereby any Borrower or such Subsidiary is prohibited from creating, incurring, assuming or suffering to exist any mortgage, deed of trust, pledge, lien, security interest, hypothecation, assignment, deposit arrangement, or other preferential arrangement, charge, or encumbrance (including, without limitation, any conditional sale, other title retention agreement, or finance lease) of any nature, upon or with respect to any of its properties or assets, now owned or hereafter acquired, or from signing or filing, under the Uniform Commercial Code of any jurisdiction, a financing statement under which Borrowers or any of its Subsidiaries appear as debtor, or signing any security agreement authorizing any secured party thereunder to file such financing statement, or enter into any agreement with any third party whereby Borrowers’ or such Subsidiary’s rights to do any of the foregoing are limited or restricted in any way, other than standard and customary Negative Pledge provisions in property acquired with the proceeds of any capital lease or purchase money financing that extend and apply only to such acquired property.

5.16         Restriction on Debt

Borrowers will not, and will not allow any Subsidiary to, create, incur, assume, or suffer to exist any Debt except as permitted by this Section 5.16.

Permitted exceptions to this covenant are:  (a) the Loan; (b) Intercompany Loans; (c) obligations under Interest Rate Management Transactions with Lender or its affiliates; (d) Debt, not to exceed an aggregate outstanding principal amount of three million dollars ($3,000,000.00), which amount includes Existing Debt and debt authorized under Section 5.15(e) and (f) of this Loan Agreement; (e) the Subordinated Debt; (f) any foreign currency or interest rate hedge in the ordinary course of business; (g) contingent obligations of  (A) the Borrowers in respect of Debt otherwise permitted hereunder of the Borrowers, and (B) the Borrowers for customary and commercially reasonable indemnification obligations incurred in good faith in connection with any Permitted Acquisitions or otherwise in connection with contractual obligations entered into in the ordinary course of business; and (h) obligations for deferred compensation related to the GMP Merger paid or payable solely in stock.

5.17         Mergers, Consolidations, Acquisitions, Sale of Assets

None of the Borrowers shall wind up, liquidate, or dissolve itself, reorganize, merge, or consolidate into, acquire, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any person or entity except in connection with Permitted Acquisitions.

Permitted Acquisitions means the GMP Merger and mergers, consolidations or acquisitions meeting the following requirements:

a.           At the time of completion of the Permitted Acquisition, no Event of Default which has not been waived or timely cured or event which, with the passage of time or giving of notice or both, without cure, would constitute an Event of Default, exists.

b.           Prior to closing of the Permitted Acquisition, Borrowers shall present information concerning the business conducted by the potential Permitted Acquisition to Lender and Lender shall respond to Borrowers as to whether or not the potential Permitted Acquisition is deemed to be a Permitted Business within five (5) Banking Business Days.

c.           Prior to the closing of the Permitted Acquisition, Borrowers shall have provided Lender with a pro forma compliance certificate in the form provided in Section 5.7 Financial Statements and Reports, showing that upon completion of the Permitted Acquisition, Borrowers will be in compliance with the financial covenants provided in Section 5.14 Financial Covenants.  The method and information used in the calculation of the financial covenants for the pro forma compliance certificate shall be acceptable to Lender.

d.           If the Permitted Acquisition is a merger or a consolidation, either (i) one of the Borrowers will be the surviving entity, or (ii) the acquiring company will become a wholly-owned Subsidiary of one of the Borrowers.

e.           If the Permitted Acquisition is an acquisition of ownership interests in a company, the acquired company will be a wholly owned subsidiary of one of the Borrowers.

f.           If the Permitted Acquisition is an acquisition of ownership interests in a company or is a merger where a Borrower is not the surviving company and the company is not a foreign Subsidiary, within fifteen (15) days of completion of the Permitted Acquisition, Borrowers and the company which is the subject of the Permitted Acquisition will execute and deliver a Substitute Promissory Note and the company which is the subject of the Permitted Acquisition shall execute an Assumption Agreement.  Borrowers hereby consent and agree to the addition of any such acquired company as an additional Borrower hereunder through the execution of the Assumption Agreement.

5.18        Change in Control

a.           No Change of Control of Clarus shall occur.

Change of Control means (i) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of forty  percent (40%) or more of the outstanding common stock of Clarus, other than a “person” or “group” that includes Warren B. Kanders; or (ii)  during any 24-month period individuals who at the beginning of such period constituted the Board of Directors of Clarus (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of Clarus was approved by a vote of a majority of the directors who either were directors at the beginning of such period or whose election or nomination was previously so approved) ceasing for any reason to constitute a majority of the Board of Directors of Clarus.

b.           Clarus shall own, either directly or indirectly, all of the equity interests of each of the other Borrowers.

5.19        Loans and Distributions

Upon the occurrence of an Event of Default which has not been waived or timely cured or an event which with the passage of time or giving of notice or both, without waiver or timely cure, would constitute an Event of Default, Clarus shall not (i) declare or pay any dividends, (ii) purchase, redeem, retire or otherwise acquire for value any of its capital stock or equity interests now or hereafter outstanding, (iii) make any distribution of assets to its stockholders, investors, or equity holders, whether in cash, assets, or in obligations of Borrowers, (iv) allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock or equity interests, or (v) make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock or equity interests.

Borrowers shall not make any loans or pay any advances of any nature whatsoever to any person or entity, except advances in the ordinary course of business to vendors, suppliers, and contractors and Intercompany Loans.  Borrowers shall notify Lender in writing within ten (10) days after amending or creating a new Intercompany Loan, which amendment or new Intercompany Loan agreement shall be substantially in the form of Exhibit C.

5.20        GMP Merger

The GMP Merger shall be completed within ninety (90) days of the Effective Date.  Upon the GMP Closing, the lien upon all assets of GMP held by Wells Fargo Bank shall be released.

5.21        Subordinated Debt

Upon execution of each promissory note constituting Subordinated Debt, Borrowers and the payee on the promissory note shall simultaneously execute a subordination agreement in substantially the form of Exhibit H hereto.  The original Subordination Agreements shall be promptly delivered to Lender.

6.	Default

6.1          Events of Default

Time is of the essence of this Loan Agreement.  The occurrence of any of the following events shall constitute a default under this Loan Agreement and under the Loan Documents and shall be termed an “Event of Default”:

a.           Borrowers fail in the payment or performance of any obligation, covenant, agreement, or liability created by any of the Loan Documents.

b.           Any representation, warranty, or financial statement made by or on behalf of Borrowers in any of the Loan Documents, or any document contemplated by the Loan Documents, is materially false or materially misleading.

c.           Default occurs or Borrowers fail to comply with any term in any of the Loan Documents.

d.           Any indebtedness of Borrowers or Subsidiaries in an aggregate amount in excess of seven hundred thousand dollars ($700,000.00) under any note, indenture or any other debt instrument is accelerated, excluding this Loan.

e.           Default or an event which, with the passage of time or the giving of notice or both, would constitute a default, by Borrowers or Subsidiaries, having an aggregate liability to the Borrowers in excess of seven hundred thousand dollars ($700,000.00), occurs on any note, indenture, contract, agreement or any other debt instrument.

f.           Borrowers are dissolved or substantially cease business operations.

g.           A receiver, trustee, or custodian is appointed for any part of Borrowers’ property, or any part of Borrowers’ property is assigned for the benefit of creditors.

h.           Any proceeding is commenced or petition filed under any bankruptcy or insolvency law by or against Borrowers.

i.           Any judgment or regulatory fine is entered against Borrowers which may materially affect Borrowers.

j.           Borrowers become insolvent or fail to pay their debts as they mature.

k.           Default occurs or Borrowers fail to comply with any term in any Interest Rate Management Transaction.

l.           Failure to close the GMP Merger in the time provided in Section 5.20 GMP Merger.

6.2          Cure Periods

Borrowers shall not be entitled to any notice of an Event of Default.  Borrowers shall not have any right to cure any Event of Default under Section 6.1(a), (f), (g), (h), (i), (j), or (k).  For any other Event of Default, Borrowers may cure such default within ten (10) Banking Business Days of the occurrence of the default, or if it is commercially unreasonable to cure such default within ten (10) Banking Business Days and with Lender's consent, within such longer period of time as is reasonably necessary to accomplish the cure, provided (i) Borrowers promptly commence such cure, (ii) such cure period does not exceed ninety (90) days under any circumstances, and (iii) Borrowers shall pay to Lender all of Lender’s reasonable costs to confirm that the Event of Default has been cured.  If an Event of Default is cured, provided Borrowers immediately pay all of Lender’s reasonable enforcement costs, including attorneys’ fees, incurred through the date Lender received notice of the cure, Lender shall cease its enforcement actions and remedies, including any acceleration remedy provided herein or elsewhere in the Loan Documents, and the parties shall proceed under the Loan Documents as if no default has occurred. Notwithstanding Lender’s obligation to terminate its remedies upon a cure as set forth above, Lender shall have no obligation to suspend or delay its enforcement of its rights and remedies under the Loan Documents and at law during any applicable cure period after the expiration of the initial ten (10) Banking Business Days.  In no event shall Borrowers have the right to cure Events of Default more than three (3) times during the term of this Agreement.

An Event of Default shall not exist during any cure period.  If the cure period expires without Borrowers having cured the Event of Default and the Event of Default is not waived, the Event of Default shall be deemed to have occurred as of the date the event or omission giving rise to the Event of Default first occurred.  Furthermore, if during the cure period any proceeding is commenced or petition filed under any bankruptcy or insolvency law by or against Borrowers, the cure period shall terminate upon such commencement or filing and the Event of Default shall be deemed to have occurred as of the date the event or omission giving rise to the Event of Default first occurred.

6.3          No Waiver of Event of Default

No course of dealing or delay or failure to assert any Event of Default shall constitute a waiver of that Event of Default or of any prior or subsequent Event of Default.

7.	Remedies

7.1           Remedies upon Event of Default

Upon the occurrence of an Event of Default, and at any time thereafter, all or any portion of the obligations due or to become due from Borrowers to Lender, whether arising under this Loan Agreement, the Promissory Note, or otherwise, at the option of Lender and without notice to Borrowers of the exercise of such option, shall accelerate and become at once due and payable in full, and Lender shall have all rights and remedies created by or arising from the Loan Documents, and all other rights and remedies existing at law, in equity, or by statute.

Additionally, Lender shall have the right, immediately and without prior notice or demand, to set off against Borrowers’ obligations to Lender, whether or not due, all money and other amounts owed by Lender in any capacity to Borrowers, including, without limitation, checking accounts, savings accounts, and other depository accounts, and Lender shall be deemed to have exercised such right of setoff and to have made a charge against any such money or amounts immediately upon occurrence of an Event of Default, even though such charge is entered on Lender’s books subsequently thereto.

7.2           Rights and Remedies Cumulative

The rights and remedies herein conferred are cumulative and not exclusive of any other rights or remedies and shall be in addition to every other right, power, and remedy that Lender may have, whether specifically granted herein or hereafter existing at law, in equity, or by statute.  Any and all such rights and remedies may be exercised from time to time and as often and in such order as Lender may deem expedient.

7.3           No Waiver of Rights

No delay or omission in the exercise or pursuance by Lender of any right, power, or remedy shall impair any such right, power, or remedy or shall be construed to be a waiver thereof.

8.	General Provisions

8.1           Governing Agreement

In the event of conflict or inconsistency between this Loan Agreement and the other Loan Documents, excluding the Promissory Note and any Interest Rate Management Transactions, the terms, provisions and intent of this Loan Agreement shall govern.

8.2           Borrowers’ Obligations Cumulative

Every obligation, covenant, condition, provision, warranty, agreement, liability, and undertaking of Borrowers contained in the Loan Documents shall be deemed cumulative and not in derogation or substitution of any of the other obligations, covenants, conditions, provisions, warranties, agreements, liabilities, or undertakings of Borrowers contained herein or therein.

8.3           Co-Borrowers

All obligations of Borrowers under this Loan Agreement and  the Loan Documents shall be joint and several.  Each reference to Borrowers in the Loan Documents shall be deemed to refer to each Borrower individually and collectively and each obligation to be performed by Borrowers hereunder shall be performed by each Borrower.

Each of the Borrowers hereby irrevocably appoints the other as its agent and attorney-in-fact for all purposes related to the Loan Documents, including, without limitation, making requests for advances, giving and receiving of notices and other communications, and the making of all certifications and reports required pursuant to the Loan Documents.  The action of any of the Borrowers with respect to any advance and the requests, notices, reports and other materials submitted by any of the Borrowers shall bind each of the Borrowers.

Lender shall have no responsibility to inquire into the apportionment, allocation or disposition of any advances.

Each of the Borrowers hereby agrees to indemnify Lender and to hold Lender harmless, pursuant to Section 8.12 Indemnification, from and against any and all liabilities and damages (including contract, tort and equitable claims) which may be awarded against Lender, and for all reasonable attorneys fees, legal expenses and other expenses incurred in defending such claims, arising from or related in any manner to the joint nature of the borrowings hereunder or the status of Borrowers as co-borrowers.

Each of the Borrowers represents and warrants that each of the Borrowers is engaged in operations that require financing on such a joint basis with each other and that each of the Borrowers will derive benefit, directly or indirectly, from the advances made under the Loan Agreement.

Each of the Borrowers shall be a direct, primary and independent obligor and shall not be a guarantor, accommodation party or other person secondarily liable for the Loan, on the Promissory Note, or under any of the Loan Documents.

8.4           Payment of Expenses and Attorney’s Fees

Borrowers shall pay all reasonable expenses of Lender relating to the negotiation, drafting of documents, documentation of the Loan, and administration and supervision of the Loan, including, without limitation, title insurance, recording fees, filing fees, and reasonable attorneys fees and legal expenses, whether incurred in making the Loan, in future amendments or modifications to the Loan Documents, or in ongoing administration and supervision of the Loan.

Upon occurrence of an Event of Default which has not been waived or timely cured, Borrowers agree to pay appraisal fees, environmental inspection fees and field examination expenses upon request of Lender, and all costs and expenses, including reasonable attorney fees and legal expenses, incurred by Lender in enforcing, or exercising any remedies under, the Loan Documents, and any other rights and remedies.

Borrowers agree to pay all expenses, including reasonable attorney fees and legal expenses, incurred by Lender in any bankruptcy proceedings of any type involving Borrowers, the Loan Documents, including, without limitation, expenses incurred in modifying or lifting the automatic stay, determining adequate protection, use of cash collateral or relating to any plan of reorganization.

8.5           Right to Perform for Borrowers

During the existence of an Event of Default, Lender may, in its sole discretion and without any duty to do so, elect to discharge taxes, tax liens, security interests, or any other encumbrance upon any property or asset of Borrowers, to pay any filing, recording, or other charges payable by Borrowers, or to perform any other obligation of Borrowers under this Loan Agreement.

8.6           Assignability

Borrowers may not assign or transfer any of the Loan Documents and any such purported assignment or transfer is void.

Lender may assign or transfer any of the Loan Documents.  Funding of this Loan may be provided by an affiliate of Lender.

8.7           Third Party Beneficiaries

The Loan Documents are made for the sole and exclusive benefit of Borrowers and Lender and are not intended to benefit any other third party.  No third party may claim any right or benefit or seek to enforce any term or provision of the Loan Documents.

8.8           Governing Law

The Loan Documents shall be governed by and construed in accordance with the laws of the State of Utah, except to the extent that any such document expressly provides otherwise.

8.9           Severability of Invalid Provisions

Any provision of this Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.10         Interpretation of Loan Agreement

The article and section headings in this Loan Agreement are inserted for convenience only and shall not be considered part of the Loan Agreement nor be used in its interpretation.

All references in this Loan Agreement to the singular shall be deemed to include the plural when the context so requires, and vice versa.  References in the collective or conjunctive shall also include the disjunctive unless the context otherwise clearly requires a different interpretation.

8.11         Survival and Binding Effect of Representations, Warranties, and Covenants

All agreements, representations, warranties, and covenants made herein by Borrowers shall survive the execution and delivery of this Loan Agreement and shall continue in effect so long as any obligation to Lender contemplated by this Loan Agreement is outstanding and unpaid, notwithstanding any termination of this Loan Agreement.  All agreements, representations, warranties, and covenants made herein by Borrowers shall survive any bankruptcy proceedings involving Borrowers.  All agreements, representations, warranties, and covenants in this Loan Agreement shall bind the party making the same, its successors and, in Lender’s case, assigns, and all rights and remedies in this Loan Agreement shall inure to the benefit of and be enforceable by each party for whom made, their respective successors and, in Lender’s case, assigns.

8.12         Indemnification

Borrowers hereby agree to indemnify Lender for all liabilities and damages (including contract, tort and equitable claims) which may be awarded against Lender, and for all reasonable attorneys fees, legal expenses and other expenses incurred in defending such claims, arising from or relating in any manner to the negotiation, execution or performance by Lender of the Loan Documents (including all reasonable attorneys fees, legal expenses and other expenses incurred in defending any such claims brought by Borrowers if Borrowers do not prevail in such actions), excluding only claims based upon breach or default by Lender or gross negligence or willful misconduct of Lender.  Lender shall have sole and complete control of the defense of any such claims and is hereby given authority to settle or otherwise compromise any such claims as Lender in good faith determines shall be in its best interests.

8.13         Environmental Indemnification

Borrowers shall indemnify Lender for any and all claims and liabilities, and for damages which may be awarded or incurred by Lender, and for all reasonable attorney fees, legal expenses, and other out-of-pocket expenses arising from or related in any manner, directly or indirectly, to (i) Hazardous Materials located on, in, or under the Real Property; (ii) any Environmental Condition on, in, or under the Real Property; (iii) any material violation of or non compliance with any Environmental Health and Safety Law; (iv) any material breach or violation of Section 4.11 Environmental Representations and Warranties and/or Section 5.13 Environmental Covenants; and/or (v) any activity or omission, whether occurring on or off the Real Property, whether prior to or during the term of the loans secured hereby, and whether by Borrowers or any other person or entity, relating to Hazardous Materials or an Environmental Condition.  The indemnification obligations of Borrowers under this Section shall survive any reconveyance, release, or foreclosure of the Real Property, any transfer in lieu of foreclosure, and satisfaction of the obligations secured hereby.

Lender shall have the sole and complete control of the defense of any such claims.  Lender is hereby authorized to settle or otherwise compromise any such claims as Lender in good faith determines shall be in its best interests.

8.14        Interest on Expenses and Indemnification, Order of Application

All expenses, out-of-pocket costs, attorneys fees and legal expenses, amounts advanced in performance of obligations of Borrowers, and indemnification amounts owing by Borrowers to Lender under or pursuant to this Loan Agreement and/or the Promissory Note shall be due and payable upon demand.  If not paid upon demand, all such obligations shall bear interest at the default rate provided in the Promissory Note from the date of disbursement until paid to Lender, both before and after judgment.  Lender is authorized to disburse funds under the Promissory Note for payment of all such obligations.

All payments and recoveries shall be applied to payment of the foregoing obligations, the Promissory Note, and all other amounts owing to Lender by Borrowers in such order and priority as determined by Lender.  Unless provided otherwise in the Promissory Note, payments on the Promissory Note shall be applied first to accrued interest and the remainder, if any, to principal.

8.15        Limitation of Consequential Damages

Lender and its officers, directors, employees, representatives, agents, and attorneys, shall not be liable to Borrowers for consequential damages arising from or relating to any breach of contract, tort, or other wrong in connection with the negotiation, documentation, administration or collection of the Loan.

8.16        Waiver and Release of Claims

Borrowers (i) represent that they have no defenses to or setoffs against any indebtedness or other obligations owing to Lender or its affiliates (the “Obligations”), nor claims against Lender or its affiliates for any matter whatsoever, related or unrelated to the Obligations, and (ii) release Lender and its affiliates from all claims, causes of action, and costs, in law or equity, existing as of the date of this Loan Agreement, which Borrowers have or may have by reason of any matter of any conceivable kind or character whatsoever, related or unrelated to the Obligations, including the subject matter of this Loan Agreement, excluding recordation of lien releases and delivery of collateral under the Prior Zions Loan.  This provision shall not apply to claims for performance of express contractual obligations owing to Borrowers by Lender or its affiliates.

8.17        Revival Clause

If the incurring of any debt by Borrowers or the payment of any money or transfer of property to Lender by or on behalf of Borrowers should for any reason subsequently be determined to be “voidable” or “avoidable” in whole or in part within the meaning of any state or federal law (collectively “voidable transfers”), including, without limitation, fraudulent conveyances or preferential transfers under the United States Bankruptcy Code or any other federal or state law, and Lender is required to repay or restore any voidable transfers or the amount or any portion thereof, or upon the advice of Lender’s counsel is advised to do so, then, as to any such amount or property repaid or restored, including all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of Borrowers shall automatically be revived, reinstated and restored and shall exist as though the voidable transfers had never been made.

8.18        Dispute Resolution, Jury Trial Waiver, Class Action Waiver and Arbitration

This section contains a jury waiver, arbitration clause, and a class action waiver.  READ IT CAREFULLY.

a.           Jury Trial Waiver and Class Action Waiver.  As permitted by applicable law, each party waives their respective rights to a trial before a jury in connection with any Dispute (as “Dispute” is hereinafter defined), and Disputes shall be resolved by a judge sitting without a jury.  If a court determines that this provision is not enforceable for any reason and at any time prior to trial of the Dispute, but not later than 30 days after entry of the order determining this provision is unenforceable, any party shall be entitled to move the court for an order compelling arbitration and staying or dismissing such litigation pending arbitration (“Arbitration Order”).  If permitted by applicable law, each party also waives the right to litigate in court or an arbitration proceeding any Dispute as a class action, either as a member of a class or as a representative, or to act as a private attorney general.

b.           Arbitration.  If a claim, dispute, or controversy arises between us with respect to this Agreement, related agreements, or any other agreement or business relationship between any of us whether or not related to the subject matter of this Agreement (all of the foregoing, a “Dispute”), and only if a jury trial waiver is not permitted by applicable law or ruling by a court, any of us may require that the Dispute be resolved by binding arbitration before a single arbitrator at the request of any party.  By agreeing to arbitrate a Dispute, each party gives up any right that party may have to a jury trial, as well as other rights that party would have in court that are not available or are more limited in arbitration, such as the rights to discovery and to appeal.

Arbitration shall be commenced by filing a petition with, and in accordance with the applicable arbitration rules of, JAMS or National Arbitration Forum (“Administrator”) as selected by the initiating party.  If the parties agree, arbitration may be commenced by appointment of a licensed attorney who is selected by the parties and who agrees to conduct the arbitration without an Administrator.  Disputes include matters (i) relating to a deposit account, application for or denial of credit, enforcement of any of the obligations we have to each other, compliance with applicable laws and/or regulations, performance or services provided under any agreement by any party, (ii) based on or arising from an alleged tort, or (iii) involving either of our employees, agents, affiliates, or assigns of a party.  However, Disputes do not include the validity, enforceability, meaning, or scope of this arbitration provision and such matters may be determined only by a court.  If a third party is a party to a Dispute, we each will consent to including the third party in the arbitration proceeding for resolving the Dispute with the third party.  Venue for the arbitration proceeding shall be at a location determined by mutual agreement of the parties or, if no agreement, in the city and state where lender or bank is headquartered.

After entry of an Arbitration Order, the non-moving party shall commence arbitration.  The moving party shall, at its discretion, also be entitled to commence arbitration but is under no obligation to do so, and the moving party shall not in any way be adversely prejudiced by electing not to commence arbitration.  The arbitrator: (i) will hear and rule on appropriate dispositive motions for judgment on the pleadings, for failure to state a claim, or for full or partial summary judgment; (ii) will render a decision and any award applying applicable law; (iii) will give effect to any limitations period in determining any Dispute or defense; (iv) shall enforce the doctrines of compulsory counterclaim, res judicata, and collateral estoppel, if applicable; (v) with regard to motions and the arbitration hearing, shall apply rules of evidence governing civil cases; and (vi) will apply the law of the state specified in the agreement giving rise to the Dispute.  Filing of a petition for arbitration shall not prevent any party from (i) seeking and obtaining from a court of competent jurisdiction (notwithstanding ongoing arbitration) provisional or ancillary remedies including but not limited to injunctive relief, property preservation orders, foreclosure, eviction, attachment, replevin, garnishment, and/or the appointment of a receiver, (ii) pursuing non-judicial foreclosure, or (iii) availing itself of any self-help remedies such as setoff and repossession.  The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration.

Judgment upon an arbitration award may be entered in any court having jurisdiction except that, if the arbitration award exceeds four million dollars ($4,000,000.00), any party shall be entitled to a de novo appeal of the award before a panel of three arbitrators.  To allow for such appeal, if the award (including Administrator, arbitrator, and attorney’s fees and costs) exceeds four million dollars ($4,000,000.00), the arbitrator will issue a written, reasoned decision supporting the award, including a statement of authority and its application to the Dispute.  A request for de novo appeal must be filed with the arbitrator within 30 days following the date of the arbitration award; if such a request is not made within that time period, the arbitration decision shall become final and binding.  On appeal, the arbitrators shall review the award de novo, meaning that they shall reach their own findings of fact and conclusions of law rather than deferring in any manner to the original arbitrator.  Appeal of an arbitration award shall be pursuant to the rules of the Administrator or, if the Administrator has no such rules, then the JAMS arbitration appellate rules shall apply.

Arbitration under this provision concerns a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.  This arbitration provision shall survive any termination, amendment, or expiration of this Agreement.  If the terms of this provision vary from the Administrator’s rules, this arbitration provision shall control.

c.           Reliance.  Each party (i) certifies that no one has represented to such party that the other party would not seek to enforce jury and class action waivers in the event of suit, and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers, agreements, and certifications in this section.

8.19	Consent to Utah Jurisdiction and Exclusive Jurisdiction of Utah Courts

Borrowers acknowledge that by execution and delivery of the Loan Documents Borrowers have transacted business in the State of Utah and Borrowers voluntarily submit to, consent to, and waive any defense to the jurisdiction of courts located in the State of Utah as to all matters relating to or arising from the Loan Documents and/or the transactions contemplated thereby.  EXCEPT AS EXPRESSLY AGREED IN WRITING BY LENDER AND EXCEPT AS PROVIDED IN THE ARBITRATION PROVISIONS ABOVE, THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF UTAH SHALL HAVE SOLE AND EXCLUSIVE JURISDICTION OF ANY AND ALL CLAIMS, DISPUTES, AND CONTROVERSIES, ARISING UNDER OR RELATING TO THE LOAN DOCUMENTS AND/OR THE TRANSACTIONS CONTEMPLATED THEREBY. NO LAWSUIT, PROCEEDING, OR ANY OTHER ACTION RELATING TO OR ARISING UNDER THE LOAN DOCUMENTS AND/OR THE TRANSACTIONS CONTEMPLATED THEREBY MAY BE COMMENCED OR PROSECUTED IN ANY OTHER FORUM EXCEPT AS EXPRESSLY AGREED IN WRITING BY LENDER.

8.20        Joint and Several Liability

Borrowers shall each be jointly and severally liable for all obligations and liabilities arising under the Loan Documents.

8.21        Notices

All notices or demands by any party to this Loan Agreement (excluding notices concerning any Interest Rate Management Transaction) shall, except as otherwise provided herein, be in writing and may be sent by certified mail, return receipt requested.  Notices so mailed shall be deemed received when deposited in a United States post office box, postage prepaid, properly addressed to Borrowers or Lender at the mailing addresses stated herein or to such other addresses as Borrowers or Lender may from time to time specify in writing.  Any notice so addressed and otherwise delivered shall be deemed to be given when actually received by the addressee.

Mailing addresses:

Lender:

Zions First National Bank
Corporate Banking Group
One South Main, Suite 200
Salt Lake City, Utah  84111
Attention:  Michael R. Brough
    Senior Vice President

With a copy to:

John A. Beckstead
Holland & Hart LLP
222 South Main Street, Suite 2200
Salt Lake City, Utah 84101

With respect to all Borrowers:

c/o Clarus Corporation
2084 East 3900 South
Salt Lake City, Utah 84124
Attention:  Executive Chairman and Chief Executive Officer

With a copy to:

Kane Kessler, P.C.
1350 Avenue of the Americas, 26th Floor
New York, New York 10019
Attention: Robert L. Lawrence, Esq.

8.22        Duplicate Originals; Counterpart Execution

Two or more duplicate originals of the Loan Documents may be signed by the parties, each duplicate of which shall be an original but all of which together shall constitute one and the same instrument.  Any Loan Document may be executed in several counterparts, without the requirement that all parties sign each counterpart.  Each of such counterparts shall be an original, but all counterparts together shall constitute one and the same instrument.

8.23        Disclosure of Financial and Other Information

Borrowers hereby consent to Lender disclosing to any other lender who may participate in the Loan any and all information, knowledge, reports, and records, including, without limitation, financial statements, relating in any manner whatsoever to the Loan and Borrowers.

8.24        Integrated Agreement and Subsequent Amendment

The Loan Documents constitute the entire agreement between Lender and Borrowers and may not be altered or amended except by written agreement signed by Lender and Borrowers.  PURSUANT TO UTAH CODE SECTION 25-5-4, BORROWERS ARE NOTIFIED THAT THESE AGREEMENTS ARE A FINAL EXPRESSION OF THE AGREEMENT BETWEEN LENDER AND BORROWERS AND THESE AGREEMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED ORAL AGREEMENT.

All prior and contemporaneous agreements, arrangements  and understandings between the parties hereto as to the subject matter hereof are, except as otherwise expressly provided herein, rescinded.

[Signatures appear on following page.]

Effective Date: May 28, 2010

Lender:

Zions First National Bank

By:	/s/ Michael R. Brough
Michael R. Brough
Senior Vice President

Borrowers:

Black Diamond Equipment, Ltd.

By:	/s/ Peter Metcalf
Name:	Peter Metcalf
Title:	Chief Executive Officer and President

Black Diamond Retail, Inc.

By:	/s/ Peter Metcalf
Name:	Peter Metcalf
Title:	Chief Executive Officer and President

Clarus Corporation

By:	/s/ Peter Metcalf
Name:	Peter Metcalf
Title:	Chief Executive Officer and President

Everest/Sapphire Acquisition, LLC

By:	/s/ Peter Metcalf
Name:	Peter Metcalf
Title:	President

EXHIBIT A

Promissory Note

EXHIBIT B

Existing Debt

BD Existing Debt

The aggregate principal amount of Debt outstanding under the following agreements with BDEL at April 30, 2010 is approximately $1,292,286.

Agreement for Sale and Purchase of Trademark and Related Actions dated June 30, 2009, by and between BDEL as purchaser and GPG Enterprises as seller for nine hundred thousand dollars ($900,000.00), as amended July 8, 2009.

Master Finance Lease No. 0008878 between BDEL as lessee and Zions Credit Corporation as lessor dated December 18, 2003, Schedule No. 0008878005 dated October 1, 2007.

Master Finance Lease No. 0008878 between BDEL as lessee and Zions Credit Corporation as lessor dated December 18, 2003, Schedule No. 0008878006 dated October 1, 2007.

Master Finance Lease No. 0008878 between BDEL as lessee and Zions Credit Corporation as lessor dated December 18, 2003, Schedule No. 0008878007 dated October 1, 2007.

Master Finance Lease No. 0008878 between BDEL as lessee and Zions Credit Corporation as lessor dated December 18, 2003, Schedule No. 0008878008 dated December 27, 2007.

Master Finance Lease No. 0008878 between BDEL as lessee and Zions Credit Corporation as lessor dated December 18, 2003, Schedule No. 0008878009 dated December 27, 2007.

Master Lease Agreement between BDEL as lessee and US Bancorp as lessor dated March 9, 2009, Schedule No. 992592-001-0018585-001 dated March 9, 2009.

Master Lease Agreement No. 252193 between BDEL as lessee and Wells Fargo as lessor dated January 30, 2009, Supplement No. 0252193-400 dated April 3, 2009.

Guaranty by BDEL in favor of Polartec, LLC, dated January 23, 2009.

GMP Existing Debt

The aggregate principal amount of Debt outstanding under the following agreements with GMP at April 30, 2010 is approximately $40,000.

Lease Agreement between Gregory Mountain Products and US Bancorp Business Equipment Finance for Xerox copiers, dated March 20, 2008.

Lease Agreement between Gregory Mountain Products and Pitney Bowes, dated April 16, 2008.

Lease Agreement between Gregory Mountain Products and US Bancorp Business Equipment Finance for Xerox copiers, dated September 25, 2008.

EXHIBIT C

Form of Intercompany Loans

EXHIBIT D

BD Merger Agreement

EXHIBIT E

GMP Merger Agreement

EXHIBIT F

Assumption Agreement

EXHIBIT G

Financial Projections

EXHIBIT H

Subordination Agreement

COMPANY SCHEDULES TO CREDIT AGREEMENT

The following Schedules constitute an integral part of the representations and warranties of Borrowers, which take into effect the consummation of the GMP Closing and the execution by GMP of the Substitute Promissory Note.

Other than with respect to the Lender, and its successors, participants and/or assigns, no reference in these Schedules to any agreement or document shall be construed as an admission or indication to a third party other than the Lender, its successors, participants and/or assigns that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document.  Other than with respect to the Lender, and its successors, participants and/or assigns, no disclosure in these Schedules relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication to a third party other than the Lender, its successors, participants and/or assigns that any such breach or violation exists or has actually occurred

SCHEDULE 4.5

ACCURACY OF FINANCIAL STATEMENTS

BDEL entered into an interest rate swap agreement in 2005 that is not reflected in the financial statements for fiscal year ended June 30, 2008

SCHEDULE 4.6

NO PENDING OR THREATENED LITIGATION

BD

Diamond Baseball Company, Inc. d/b/a Diamond Sports Co., Inc. filed an opposition concerning BDEL’s United States Trademark Application No. 78/609,001, based on intent to use, for the mark BLACK DIAMOND. Depending on the resolution, this could affect the Company’s rights with respect to the use of the BLACK DIAMOND mark in connection with apparel.

GMP

In 2002, Sanriya Crafts Manufactory Co., Ltd., a/k/a Heshan Sanriya (“Sanriya”), a third party unrelated to GMP or its predecessor, began seeking registration of the GREGORY & design mark in multiple classes of goods and services in China.  Sanriya filed a total of at least 36 such trademark applications before GMP’s predecessor could file its own trademark applications.  Some of the Sanriya applications have matured to registration. GMP has filed trademark opposition proceedings in China seeking to prevent registration of all of Sanriya’s still-pending trademark applications as well as several potentially-related applications owned by other third parties that may or may not be related to Sanriya, and may also oppose registration of all other GREGORY-formative trademark applications regardless of ownership.  It is possible that GMP would have to petition to cancel those Sanriya trademark registrations which have issued.  GMP’s predecessor brought a trademark opposition proceeding in China seeking to prevent registration of Sanriya’s application for the mark GREGORY & design in International Class 18, the class that includes backpacks, GMP’s primary product.  This opposition was denied at the initial level by the Chinese Trademark Office.  GMP appealed this decision to the Chinese Trademark Appeal Board (“TRAB”).  In September, 2009, the TRAB denied GMP’s appeal.  GMP is currently further appealing the TRAB decision to a Chinese court.  If GMP is ultimately unsuccessful in the dispute, it is possible Sanriya could seek injunctive relief to prevent GMP from manufacturing its products in China.

SCHEDULE 4.10

COMPLIANCE WITH ALL OTHER APPLICABLE LAW

BD

See Schedule 4.6.

GMP

See Schedule 4.6.

SCHEDULE 4.11

ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES

BD

Asbestos existed in the underlayment of certain shake roofing on the Black Diamond campus and may still exist in certain other underlayments.  This roofing predated BDEL’s purchase of the real estate.  Roofs on two of the outbuildings at the front of the campus have been replaced since BDEL purchased the property, and the asbestos underlayment was removed using standard abatement procedures during those roof replacements.

SCHEDULE 4.12

OPERATION OF BUSINESS

BD

See Schedule 4.6.

GMP

See Schedule 4.6.

SCHEDULE 5.5

PRIOR CONSENTS FOR AMENDMENT OR CHANGE

Clarus intends to amend its Organizational Documents to change the name of the corporation to Black Diamond or any other similar name and to increase the number of directors on its Board of Directors.

SCHEDULE 5.15

PERMITTED LIENS

Delaware:
Debtor	Secured Party	Date Filed	Filing No.	Collateral Description
Black Diamond Equipment, Ltd	Henriksen/Butler Design Group	9/16/05 Amended 10/14/05	52868462 53179851	All furniture and fixtures manufactured by Herman Miller, Inc, together with all proceeds and support obligations thereof up to the amount of $46,506.
Black Diamond Equipment Ltd, Inc. and Black Diamond Retail, Inc.	Zions Credit Corporation	9/11/08	2008 3075619	Specific equipment lease
Black Diamond Equipment Ltd, Inc. and Black Diamond Retail	Zions Credit Corporation	9/11/08	2008 3075627	Specific equipment lease
Black Diamond Equipment Ltd, Inc. and Black Diamond Retail	Zions Credit Corporation	9/11/08	2008 3075643	Specific equipment lease
Black Diamond Equipment Ltd, Inc. and Black Diamond Retail	Zions Credit Corporation	9/11/08	2008 3075650	Specific equipment lease
Black Diamond Equipment Ltd	Wells Fargo Equipment Finance, Inc.	2/4/2009	2009 0580743	Office Furniture and fixtures described on Henrickson Butler Invoices 107074. 107143.107075
Black Diamond Equipment Ltd	US Bancorp Equipment Finance, Inc.	4/29/2009	2009 1350773	Specific Equipment
Gregory Mountain Products LLC	US Bancorp	11/19/2008	2008 3875265	Specific Equipment

Utah:

Debtor	Secured Party	Date Filed	Filing No.	Collateral Description
Black Diamond Equipment Company, Ltd. Inc.	Revco Leasing Company	11/27/2007	332999200704	Specific Equipment
Black Diamond Equipment Ltd, Inc.	Zions Credit Corporation	1/7/08	335497200801	Specific equipment lease
Black Diamond Equipment Ltd, Inc. and Black Diamond Retail, Inc.	Zions Credit Corporation	9/11/06	303111200669	Specific equipment lease
Black Diamond Equipment Ltd, Inc. and Black Diamond Retail, Inc.	Zions Credit Corporation	8/9/07	325888200705	Specific equipment lease

Security Interest granted pursuant to the terms of the Agreement for Sale and Purchase of Trademark and Related Actions dated June 30, 2009, by and between BDEL as purchaser and GPG Enterprises as seller, as amended July 8, 2009.

Security Interest granted pursuant to the terms of the Settlement Agreement between BDEL and G3 Genuine Guide Gear, dated July 7, 2003.

1.	Definitions		1

	1.1	Definitions	1

2.	Loan Description		7

	2.1	Amount of Loan	7

	2.2	Nature and Duration of Loan	7

	2.3	Consideration Among Co-Borrowers	8

	2.4	Promissory Note	8

	2.5	Notice and Manner of Borrowing	8

	2.6	Loan Hold Back	8

	2.7	Funding Fee	9

	2.8	Unused Commitment Fee	9

	2.9	Payment of Prior Loans and Release of Liens and Security Interests	9

3.	Conditions to Loan Disbursements		9

	3.1	Conditions to Loan Disbursements	9

	3.2	No Default, Adverse Change, False or Misleading Statement	10

4.	Representations and Warranties		10

	4.1	Organization and Qualification	10

	4.2	Authorization	11

	4.3	Corporate Relationships	11

	4.4	No Governmental Approval Necessary	11

	4.5	Accuracy of Financial Statements	12

	4.6	No Pending or Threatened Litigation	12

	4.7	Full and Accurate Disclosure	12

	4.8	Compliance with ERISA	13

	4.9	Compliance with USA Patriot Act	13

	4.10	Compliance with All Other Applicable Law	13

	4.11	Environmental Representations and Warranties	14

	4.12	Operation of Business	14

	4.13	Payment of Taxes	14

	4.14	Solvency	14

5.	Borrowers’ Covenants		14

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(continued)

	5.1	Use of Proceeds	14

	5.2	Continued Compliance with ERISA	15

	5.3	Continued Compliance with USA Patriot Act	15

	5.4	Continued Compliance with Applicable Law	15

	5.5	Prior Consent for Amendment or Change	15

	5.6	Payment of Taxes and Obligations	16

	5.7	Financial Statements and Reports	16

	5.8	Insurance	17

	5.9	Inspection	17

	5.10	Operation of Business	17

	5.11	Maintenance of Records and Properties	17

	5.12	Notice of Claims	17

	5.13	Environmental Covenants	17

	5.14	Financial Covenants	18

	5.15	Negative Pledge	20

	5.16	Restriction on Debt	20

	5.17	Mergers, Consolidations, Acquisitions, Sale of Assets	21

	5.18	Change in Control	22

	5.19	Loans and Distributions	22

	5.20	GMP Merger	23

	5.21	Subordinated Debt	23

6.	Default		23

	6.1	Events of Default	23

	6.2	Cure Periods	24

	6.3	No Waiver of Event of Default	24

7.	Remedies		25

	7.1	Remedies upon Event of Default	25

	7.2	Rights and Remedies Cumulative	25

	7.3	No Waiver of Rights	25

8.	General Provisions		25

	8.1	Governing Agreement	25

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(continued)

8.2	Borrowers’ Obligations Cumulative	25

8.3	Co-Borrowers	26

8.4	Payment of Expenses and Attorney’s Fees	26

8.5	Right to Perform for Borrowers	27

8.6	Assignability	27

8.7	Third Party Beneficiaries	27

8.8	Governing Law	27

8.9	Severability of Invalid Provisions	27

8.10	Interpretation of Loan Agreement	27

8.11	Survival and Binding Effect of Representations, Warranties, and Covenants	28

8.12	Indemnification	28

8.13	Environmental Indemnification	28

8.14	Interest on Expenses and Indemnification, Order of Application	29

8.15	Limitation of Consequential Damages	29

8.16	Waiver and Release of Claims	29

8.17	Revival Clause	29

8.18	Dispute Resolution, Jury Trial Waiver, Class Action Waiver and Arbitration	30

8.19	Consent to Utah Jurisdiction and Exclusive Jurisdiction of Utah Courts	32

8.20	Joint and Several Liability	32

8.21	Notices	32

8.22	Duplicate Originals; Counterpart Execution	33

8.23	Disclosure of Financial and Other Information	33

8.24	Integrated Agreement and Subsequent Amendment	33

EXHIBITS

Exhibit A – Promissory Note
Exhibit B - Existing Debt
Exhibit C – Form of Intercompany Loans
Exhibit D – BD Merger Agreement
Exhibit E – GMP Merger Agreement
Exhibit F – Assumption Agreement
Exhibit G – Financial Projections

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(continued)

Exhibit H – Subordination Agreement

Schedule 4.5 – Accuracy of Financial Statements
Schedule 4.6 – No Pending or Threatened Litigation
Schedule 4.10 – Compliance with All Other Applicable Law
Schedule 4.11 – Environmental Representations and Warranties
Schedule 4.12 – Operation of Business
Schedule 5.5 – Prior Consents for Amendments or Change
Schedule 5.15 – Permitted Liens

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